Exhibit 99.1

CMS Energy Announces First Quarter Results for 2026, Reaffirms 2026 Adjusted EPS Guidance

JACKSON, Mich., April 28, 2026 – CMS Energy announced today reported earnings per share of $1.10 for the first quarter of 2026, compared to $1.01 per share for 2025. The company’s adjusted earnings per share for the first quarter were $1.13, compared to $1.02 per share for 2025.

CMS Energy reaffirmed its 2026 adjusted earnings guidance of $3.83 to $3.90 per share (*See below for important information about non-GAAP measures) and long-term adjusted EPS growth of 6 to 8 percent, with continued confidence toward the high end.

“Strong execution in the first quarter has positioned us well for the year ahead,” said Garrick Rochow, President and CEO of CMS Energy and Consumers Energy. “We’re building momentum across our triple bottom line in support of customers, communities and investors.”

CMS Energy (NYSE: CMS) is a Michigan-based energy provider featuring Consumers Energy as its primary business. It also owns and operates independent power generation businesses.

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CMS Energy will hold a webcast to discuss its 2026 first quarter results and provide a business and financial outlook on Tuesday, April 28 at 10:00 a.m. (EDT). To participate in the webcast, go to CMS Energy’s homepage (cmsenergy.com) and select “Events and Presentations.”

Important information for investors about non-GAAP measures and other disclosures.

This news release contains non-Generally Accepted Accounting Principles (non-GAAP) measures, such as adjusted earnings. All references to net income refer to net income available to common stockholders and references to earnings per share are on a diluted basis. Adjustments could include items such as discontinued operations, asset sales, impairments, restructuring costs, business optimization initiative, major enterprise resource planning software implementations, changes in accounting principles, voluntary separation program, changes in federal tax policy, regulatory items from prior years, unrealized gains or losses from mark-to-market adjustments, recognized in net income related to NorthStar Clean Energy's interest expense, or other items. Management views adjusted earnings as a key measure of the company's present operating financial performance and uses adjusted earnings for external communications with analysts and investors. Internally, the company uses adjusted earnings to measure and assess performance. Because the company is not able to estimate the impact of specific line items, which have the potential to significantly impact, favorably or unfavorably, the company's reported earnings in future periods, the company is not providing reported earnings guidance nor is it providing a reconciliation for the comparable future period earnings. The company's adjusted earnings should be considered supplemental information to assist in understanding our business results, rather than as a substitute for the reported earnings.

This news release contains "forward-looking statements." The forward-looking statements are subject to risks and uncertainties that could cause CMS Energy's and Consumers Energy's results to differ materially. All forward-looking statements should be considered in the context of the risk and other factors detailed from time to time in CMS Energy's and Consumers Energy's Securities and Exchange Commission filings.

Investors and others should note that CMS Energy routinely posts important information on its website and considers the Investor Relations section, www.cmsenergy.com/investor-relations, a channel of distribution.

Media Contacts: Katie Carey, 517/740-1739

Investment Analyst Contact: Travis Uphaus, 517/817-9241

CMS ENERGY CORPORATION

Consolidated Statements of Income

(Unaudited)

	In Millions, Except Per Share Amounts
	Three Months Ended
	3/31/26	3/31/25
Operating revenue	$2,730	$2,447

Operating expenses	2,240	1,953

Operating Income	490	494

Other income	75	50

Interest charges	203	186

Income Before Income Taxes	362	358

Income tax expense	85	63

Net Income	277	295

Loss attributable to noncontrolling interests	(63)	(9)

Net Income Attributable to CMS Energy	340	304

Preferred stock dividends	2	2

Net Income Available to Common Stockholders	$338	$302

Diluted Earnings Per Average Common Share	$1.10	$1.01

CMS ENERGY CORPORATION

Summarized Consolidated Balance Sheets

(Unaudited)

	In Millions
	As of
	3/31/26	12/31/25
Assets
Current assets
Cash and cash equivalents	$175	$509
Restricted cash and cash equivalents	88	106
Other current assets	2,762	2,857
Total current assets	3,025	3,472
Non-current assets
Plant, property, and equipment	31,533	30,680
Other non-current assets	5,727	5,789
Total Assets	$40,285	$39,941

Liabilities and Equity
Current liabilities (1)	$2,232	$2,592
Non-current liabilities (1)	8,924	8,740
Capitalization
Debt and finance leases (excluding securitization debt) (2)	18,538	18,313
Preferred stock and securities	224	224
Noncontrolling interests	585	567
Common stockholders' equity	9,242	8,920
Total capitalization (excluding securitization debt)	28,589	28,024
Securitization debt (2)	540	585
Total Liabilities and Equity	$40,285	$39,941

(1)	Excludes debt and finance leases.

(2)	Includes current and non-current portions.

CMS ENERGY CORPORATION

Summarized Consolidated Statements of Cash Flows

(Unaudited)

	In Millions
	Three Months Ended
	3/31/26	3/31/25
Beginning of Period Cash and Cash Equivalents, Including Restricted Amounts	$615	$178

Net cash provided by operating activities	705	1,000
Net cash used in investing activities	(1,073)	(918)
Cash flows from operating and investing activities	(368)	82
Net cash provided by financing activities	16	266

Total Cash Flows	$(352)	$348

End of Period Cash and Cash Equivalents, Including Restricted Amounts	$263	$526

CMS ENERGY CORPORATION

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

(Unaudited)

	In Millions, Except Per Share Amounts
	Three Months Ended
	3/31/26	3/31/25
Net Income Available to Common Stockholders	$338	$302
Reconciling items:
Other exclusions from adjusted earnings**	11	3
Tax impact	(3)	(1)

Adjusted net income – non-GAAP	$346	$304

Average Common Shares Outstanding - Diluted	307.1	299.1

Diluted Earnings Per Average Common Share
Reported net income per share	$1.10	$1.01
Reconciling items:
Other exclusions from adjusted earnings**	0.04	0.01
Tax impact	(0.01)	(*)

Adjusted net income per share – non-GAAP	$1.13	$1.02

*	Less than $0.5 million or $0.01 per share.
**	Includes major enterprise resource planning software implementations and unrealized gains or losses from mark-to-market adjustments, recognized in net income related to NorthStar Clean Energy's interest expense.

Management views adjusted (non-Generally Accepted Accounting Principles) earnings as a key measure of the Company's present operating financial performance and uses adjusted earnings for external communications with analysts and investors.  Internally, the Company uses adjusted earnings to measure and assess performance.  Adjustments could include items such as discontinued operations, asset sales, impairments, restructuring costs, business optimization initiative, major enterprise resource planning software implementations, changes in accounting principles, voluntary separation program, changes in federal and state tax policy, regulatory items from prior years, unrealized gains or losses from mark-to-market adjustments, recognized in net income related to NorthStar Clean Energy's interest expense, or other items.  The adjusted earnings should be considered supplemental information to assist in understanding our business results, rather than as a substitute for reported earnings.